Exhibit 1.1

ARTICLES OF ASSOCIATION OF UNILEVER N.V. with its corporate seat in Rotterdam, the Netherlands dated 9 May 2012

ARTICLES OF ASSOCIATION OF UNILEVER N.V.

with its corporate seat in Rotterdam, the Netherlands dated 9 May 2012

Please note that in case of a conflict between the Dutch version and the English version translation of the Articles of Association of Unilever N.V. the Dutch text shall prevail.

Section I

Name and registered office

Article 1

The name of the Company is Unilever N.V. and its registered office is situated in Rotterdam.

Objects

Article 2

The objects for which the Company is established are to acquire interests in companies and business enterprises and to manage and finance companies and business enterprises regardless whether these are group companies and to do all things which, directly or indirectly, may be deemed to be incidental or conducive thereto in the widest sense, including especially the carrying out of an agreement between the Company (then named Lever Brothers & Unilever N.V.) and Lever Brothers & Unilever Limited (now named Unilever PLC) – an English company with objects similar to those of Unilever N.V. – entered into on the twenty- eighth day of June nineteen hundred and forty-six, which reaffirmed an agreement dated the thirty-first day of December nineteen hundred and thirty-seven concluded by the same parties and identical in its operative provisions, and which was modified on the twentieth day of July nineteen hundred and fifty-one and on the twenty-first day of December nineteen hundred and eighty- one and on the fifteenth day of May two thousand and six and on the twentieth day of May two thousand and nine.

Definitions

Article 3

In these Articles of Association the following terms shall have the following meaning:

addition: an alteration to the share register referred to in Article 11, paragraph 5;

affiliated institution: an affiliated institution as meant in the Act on securities transactions by giro;

Board of Directors: the board of directors of the Company;

booking: a record in the share register referred to in Article 11, paragraph 1, to the extent that it relates to one or more shares for which no share certificates are outstanding;

central institute: the central institute as meant in the Act on securities transactions by giro;

Chief Executive Officer: the Chief Executive Officer referred to in article 19, paragraph 4;

collective depot: a collective depot as meant in the Act on securities transactions by giro involving shares of a particular class of shares;

Company: Unilever N.V. incorporated on the ninth day of November nineteen hundred and twenty-seven;

deletion: an alteration to the share register referred to in Article 11, paragraph 5;

depositary receipt for a share: depositary receipt for a depositary receipt for a share in the capital of the Company issued;

share: with the co-operation of the Company;

entry: an entry in the share register referred to in Article 11, paragraph 1, to the extent that it relates to one or more shares for which share certificates are outstanding;

Euronext: the stock exchange Euronext Amsterdam;

Executive Director: a member of the Board of Directors referred to in Article 19 hereof;

General Meeting: the corporate body the general meeting of shareholders or a meeting of such corporate body;

giro depot: the giro depot as meant in the Act on securities transactions by giro involving shares of a particular class of shares;

holder of a depositary receipt for a share: a holder of a depositary receipt for a share in the capital of the Company issued with the co-operation of the Company or a person to whom by law the same rights are attributed vis-à-vis the Company as those which are attributed to a holder of a depositary receipt for a share;

intermediary: an intermediary as meant in the Act on securities transactions by giro including an affiliated institution;

law: the law of the Netherlands;

Non-Executive Director: a member of the Board of Directors referred to in Article 19 hereof;

participant: a participant as meant in the Act on securities transactions by giro;

person: a natural person or a legal entity;

person authorised to attend and to vote at a General Meeting: (a) a shareholder entitled to vote, which also includes a participant, (b) a holder of a right of usufruct or a right of pledge, who is entitled to the voting right attached to the share which is subject to the right of usufruct or the right of pledge and (c) such other persons referred to in Article 29, paragraph 1; person authorised to attend a General Meeting:

(a) a shareholder, which also includes a participant,

(b) a holder of a depositary receipt for a share, and

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(c) a holder of a right of usufruct or a right of pledge, but excluding the holder of such right in respect of a share of which the voting right vests in the holder of such share and in respect of whom at the time that the right of usufruct or the right of pledge was granted the rights which by law are conferred upon holders of depositary receipts for shares issued with the co-operation of a company were withheld and (d) such other persons referred to in Article 29 paragraphs 1 and 2;

Scrip: a fractional share referred to in Article 46, paragraph 1;

Secretary: a Secretary of the Company referred to in Article 25;

shareholder: a holder of a share in the capital of the Company or the joint holders of a share referred to in Article 8, paragraph 2;

share certificate: a certificate of a share, a certificate of more than one share and a certificate of a fractional share;

statutory regulations: regulations by or pursuant to the law of the Netherlands;

6% cumpref: a share of the class of shares as defined in Article 4, paragraph 1;

7% cumpref: a share of the class of shares as defined in Article 4, paragraph 1.

Section II

Capital and division into shares

Article 4

4.1	The authorised capital of the Company is five hundred ninety-eight million eight hundred eighty-five thousand three hundred and eighteen euro (EUR 598,885,318) divided into:

seventy-five thousand (75,000) seven per cent cumulative preference shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each (the ‘7% cumprefs’);

two hundred thousand (200,000) six per cent cumulative preference shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each (the ‘6% cumprefs’);

two thousand four hundred (2,400) ordinary shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each; and

three billion (3,000,000,000) ordinary shares of sixteen eurocent (EUR 0.16) each.

4.2	The Company may issue shares not yet issued only pursuant to a resolution of the General Meeting or of another corporate body designated for such purpose by a resolution of the General Meeting. The issue shall be made with due regard to the statutory regulations applicable thereto and, where the authority to resolve thereon is vested in a corporate body other than the Board of Directors, not otherwise than in accordance with a proposal to such effect by the Board of Directors. The provisions of this paragraph shall apply correspondingly to the granting of rights to subscribe for shares, but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

Reduction of capital

Article 5

The General Meeting may with due observance of section 2:99 of the Civil Code resolve to reduce the issued capital by a cancellation of shares or by a reduction of the nominal value of the shares by alteration of the Articles of Association.

Repurchase of shares

Article 6

6.1	The Company may acquire fully paid ordinary and preference shares in its capital as well as depositary receipts for shares also otherwise than for no consideration, subject to the statutory regulations applicable thereto.

6.2	The Company may, without authorisation of the General Meeting, acquire shares in its capital or depositary receipts for shares for the purpose of transferring such to employees in the service of the Company or of a group company by virtue of an arrangement applicable to them. These shares and depositary receipts have to be included in the price list of a stock exchange.

Section III

Shares in the giro system; collective depot; giro depot; fractional shares; share register and share certificates

Article 7

7.1	The ordinary shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each are numbered 1 to 2,400 inclusive. The other ordinary shares are numbered from 2,401 onwards, without prejudice to the provisions of Article 9 and Article 11 hereof, regarding the numbering of share certificates and of bookings in the share register respectively. The classes of preference shares are numbered from 1 onwards and carry an indication of their class (6% and 7%, respectively).

7.2	All shares shall be in registered form.

7.3	When a share is issued, the transfer for the purpose of incorporation of that share in the giro depot or a collective depot for the respective class of shares can be effected by the Company without the cooperation of the other affiliated institutions and the other participants in the collective depot. For that purpose it is sufficient that the Company enters the share of that class of shares in the share register in the name of the central institute or the intermediary, as the case may be, thereby stating the fact that the share has become part of the giro depot or the respective collective depot for that class of shares, as the case may be, and the other information meant in Article 11, paragraph 2, and the central institute or the intermediary, as the case may be, accepts the transfer. The ordinary shares numbered 1 to 2,400 inclusive cannot be transferred for the purpose of incorporation in a collective depot or the giro depot.

7.4

If a share is transferred for the purpose of incorporation in a collective depot, the transfer shall be accepted by the relevant intermediary. If a share is transferred for incorporation in the giro depot, the central institute shall accept the transfer. The transfer of a share for which

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a share certificate has been issued for the purpose of incorporation in a collective depot or the giro depot, can only be effected provided the share certificate has been delivered to the Company for the purpose of cancellation. The transfer and acceptance may take place without cooperation of the other participants in the collective depot and without the cooperation of other affiliated institutions.

7.5	An affiliated institution may transfer shares for the purpose of incorporation into the giro depot. The central institute may only deliver shares from the giro depot to the extent that delivery is allowed under the Act on securities transactions by giro. An intermediary may only deliver shares from the collective depot to the extent that delivery is allowed under the Act on securities transactions by giro.

7.6	The Board of Directors may split shares into fractional shares. Fractional shares of the same class, together representing the nominal amount of a share of that class, may be combined into one share by the Board of Directors at the request of the holder of such fractional shares. The provisions of these Articles of Association relating to shares, share certificates and shareholders shall also apply to fractional shares, fractional share certificates and holders of fractional shares, save in so far as the contrary is expressed or follows from the meaning of the relevant provision.

Community of property of shares or depositary receipts for shares

Article 8

8.1	If shares or depositary receipts for shares form part of a community of property other than a community of property resulting from the application of the Act on securities transactions by giro, the Company is entitled to admit one person only, designated in writing by the joint participants in that other community of property, to exercise the rights attached to such shares or depositary receipts, except where otherwise provided by law or these Articles of Association. The joint participants in that other community of property may also designate more than one person. If that other community of property comprises shares, the joint participants in that other community of property may determine at the time of the designation of the representative or thereafter – but only unanimously – that, if a joint participant in that other community of property so wishes, a number of votes corresponding to his interest in that other community of property will be cast in accordance with his instructions.

The Company shall record these instructions in the share register referred to in Article 11 hereof.

8.2	If in respect of a share the shareholder rights vest in more than one person, then in these Articles of Association, notwithstanding the provisions of the first paragraph, ‘shareholder’ shall mean the joint holders of that share.

Furthermore, when mentioning is made of a request or any other action by a shareholder, these Articles of Association shall refer to the corresponding action of a person, who is authorised to perform that action on behalf of the shareholder or pursuant to his own right to perform that action, except where otherwise provided by law or these Articles of Association.

What has been provided above, shall correspondingly apply to depositary receipts for shares issued with the cooperation of the Company.

Share certificates

Article 9

9.1	In respect of ordinary shares of sixteen eurocent (EUR 0.16) not being shares registered in the name of the central institute or an intermediary, at the request of the shareholder, registered share certificates can be issued to shareholders in addition to a booking, but only if the Board of Directors honours this request in view of stock exchange regulations applicable abroad or customary foreign stock exchange practice.

The share certificates shall be obtainable for single shares and also for as many shares as the Board of Directors may direct.

9.2	The registered share certificates shall be obtainable in the form of a mantle without dividend coupons.

9.3	The share certificates shall each bear a number to distinguish share certificates.

9.4	The mantles of the share certificates shall be signed on or before issue by two members of the Board of Directors or by a member of the Board of Directors and a Secretary. The date of signing shall be shown against the signatures.

Furthermore share certificates shall be countersigned by one or more persons designated by the Board of Directors for that purpose.

9.5	The form and text of the share certificates shall be determined by the Board of Directors with due regard to the provisions of the preceding paragraphs hereof.

9.6	Without prejudice to the provisions of Article 10 hereof, a share certificate or a part thereof may be cancelled only if surrendered to the Company for cancellation or if it relates to a share cancelled with due regard to the statutory regulations. Cancellation shall be effected by or by virtue of a resolution of the Board of Directors.

Duplicate share certificates

Article 10

10.1	Without prejudice to the provisions of the law the Board of Directors may, to replace any share certificate lost, mislaid or damaged, issue in place thereof, subject to such conditions and on such security being given as the Board of Directors shall deem necessary, either a new share certificate, or a duplicate bearing the same number as the document which it replaces and showing clearly that it is a duplicate.

10.2	At the time of issue of such new document or duplicate the document which it replaces shall become null and void.

10.3	Any expenses incurred in complying with the conditions stipulated by the Board of Directors and in issuing the new document or duplicate may be charged to the applicant.

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Share register

Article 11

11.1	By or on behalf of the Company a register shall be kept which shall record for each shareholder not being a participant, his name, the address to which he wishes any communications or documents relating to his share to be sent and, in the case of shares for which share certificates are outstanding, the number of such share certificate.

Entries and bookings shall be recorded separately even though they concern one and the same shareholder.

11.2	In the event that shares have been transferred to an intermediary for the purpose of incorporation in a collective depot or to the central institute for the purpose of incorporation in the giro depot, the name and address of the intermediary or the central institute, as the case may be, shall be entered in the register, together with the date on which the shares have been incorporated in a collective depot or the giro depot, as the case may be, as well as the date of acknowledgement or service of transfer.

11.3	The register mentioned in paragraph 1 may consist of several parts, and it may be kept either wholly or partly, in more than one original copy and in more than one place, at the Board of Directors’ discretion.

The form and contents of the share register and the particulars to be recorded therein shall be determined by the Board of Directors with due regard to the provisions of this Article and the relevant statutory regulations. The Board of Directors may determine that the records shall vary according to whether they relate to entries in respect of shares for which share certificates have been issued, or to bookings.

11.4	Where particulars of an entry or booking or any alteration therein are recorded at the shareholder’s request, the Board of Directors may stipulate that such request shall be made in writing and be duly signed by the shareholder.

11.5	Each booking shall relate to one class of shares only. It shall be given a number or a letter or letters together with a number, and it shall record for each shareholder the number and class of shares held by him and, besides the particulars mentioned in paragraph 1 hereof, the way in which he wishes payment to be made of dividends and any other cash distributions due to him on such shares. With due observance of the provisions of Article 41 payment shall be made into a bank account in the Netherlands, unless the Board of Directors at the shareholder’s request allows payment to be effected otherwise.

11.6	If there is any alteration in any of the particulars recorded in a booking, such alteration shall be recorded against the booking in the share register.

11.7	Every initial booking and every addition or deletion shall show the date on which it is recorded in the register and shall be certified by means of the signatures of a member of the Board of Directors and of a Secretary. The Board of Directors may decide that the signature of a member of the Board of Directors or of a Secretary or of both may be substituted by the signature of persons specially authorised for that purpose by the Board of Directors, provided always that every booking, addition or deletion shall in all cases be certified by means of two different signatures.

11.8	The Company shall have discharged its obligations arising from the rights attached to a registered share if, in fulfilment thereof, it relies on the particulars recorded in the share register in accordance with the provisions of the preceding paragraphs hereof and of Article 8 hereof and shall bear no responsibility for acts as referred to in this Article and in Articles 8, 12, 13 and 14 hereof which it performs at the request of a person whom it takes in good faith to be the person entitled to exercise the rights concerned or his representative. The Company shall not be obliged to examine the authenticity of signatures, power of disposition, power of representation or capacity to act, unless in the circumstances of the case failure to do so would be considered to be gross negligence on the part of the Company.

Exchange of registered share certificates

Article 12

12.1	If the holder of one or more registered share certificates lodging these with the Company for cancellation so requests then, subject to the provisions of Articles 7 and 9 hereof and any directions given by virtue thereof, he shall instead of such share certificates and for the same total nominal amount have issued to him one or more new share certificates, each for as many shares as he requests and/or have a new booking or addition, as mentioned in Article 11 hereof, recorded in his name in the share register.

12.2	If a shareholder in whose name a booking has been recorded so requests then, subject to the provisions of Articles 7 and 9 hereof and any directions given by virtue thereof, he shall instead of such booking and after deletion thereof, have issued to him one or more share certificates for the same total nominal amount, each for as many shares as he requests.

12.3	The Board of Directors may require a request as mentioned in this Article to be made on a form obtainable free of charge from the Company which shall be signed by the shareholder.

12.4	A request by a shareholder as mentioned in Article 11, paragraph 3 hereof or as mentioned in this Article, and the lodgment with the Company of a share certificate or of an instrument as referred to in Article 13, paragraph 3, hereof, shall be made at the place to be designated for this purpose by the Board of Directors. Different places may be designated for different classes of shares.

12.5	For each cancellation or issue of a share certificate pursuant to the provisions of this Article and of Article 13 hereof the Company shall be entitled, subject to the relevant statutory regulations, to charge a reasonable sum to the applicant.

12.6	The provisions of this Article are mutatis mutandis applicable to those who hold a right of usufruct or a right of pledge on one or more shares.

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Section IV

Transfer of shares

Article 13

13.1	The following provisions shall apply to the transfer of a share, notwithstanding Article 7, paragraphs 3 up to and including 5.

13.2	The transfer of a share shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in paragraph 3. Service of such instrument or such copy or extract on the Company shall be considered to have the same effect as an acknowledgement. The instrument may be placed on the reverse side of a share certificate. In the case of a transfer of shares not paid up in full, the acknowledgement may be made only if the instrument has a recorded, or otherwise fixed, date.

13.3	Where a share certificate has been issued for a share the surrender to the Company of the share certificate shall also be required for such transfer. Such requirement shall not apply if the share certificate has been lost, stolen or destroyed and cannot be replaced according to Article 10. If the share certificate is surrendered to the Company, the Company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee with due observance of Article 9, paragraph 1.

13.4	After deletion of the existing booking in the share register an initial booking or an addition as referred to in Article 11 shall be recorded in the name of the person entitled to the share.

Additional transfer requirements

Article 14

14.1	The provisions of Article 13 hereof shall apply correspondingly to:

a.	the allocation of a share upon the division of any community of property;

b.	the creation and transfer of a right of usufruct or the creation of a right of pledge on a share. A pledge may also be established without an acknowledgement by or service on the Company. In that case section 3:239 of the Civil Code shall apply mutatis mutandis, whereby the acknowledgement by or service on the Company shall take the place of the notice referred to in paragraph 3 of that section.

14.2	The transfer of a share as a result of a foreclosure shall take place in accordance with the relevant statutory regulations in force, provided that if a share certificate for the share is outstanding the lodgment of the share certificate with the Company shall also be required for the transfer of ownership.

Section V

Special provisions relating to the ordinary shares numbered 1 to 2,400 inclusive

Article 15

15.1	Ordinary shares belonging to the series numbered 1 to 2,400 inclusive may be transferred by the holder only to one or more other holders of such shares numbered 1 to 2,400 inclusive.

15.2	The provisions of the preceding paragraph of this Article may be deviated from with the consent of all the holders of the ordinary shares numbered 1 to 2,400 inclusive, given unanimously at a meeting of such holders at which all such holders are present or represented.

15.3	Before acknowledgement of a transfer is effected, the Board of Directors shall ascertain that the provisions laid down for such transfer have been duly complied with.

Article 16

16.1	On the death of a holder of any ordinary share bearing one of the numbers 1 to 2,400 inclusive – or on the dissolution of a partnership, association or company being a holder of such share – the heirs-at-law, legal successors or liquidators shall be bound, within three months at the latest after the date of such death or after the date of the resolution for such dissolution, to offer all the shares registered in the name of their legal predecessor or in the name of such partnership, association or company, successively and in such order as they may desire, to all the other holders of such shares at a price based on the price last quoted on Euronext for the ordinary shares of the Company prior to the date of the offer.

16.2	The heirs-at-law, legal successors or liquidators mentioned in the preceding paragraph shall, not later than three months after the date of the said death or resolution for dissolution, give notice thereof in writing to the Board of Directors, specifying the person or persons to whom, in accordance with the provisions aforesaid, they wish the transfer of the said shares numbered 1 to 2,400 inclusive, belonging to their legal predecessor or the partnership, association or company as the case may be to be effected, at the same time lodging with the Board of Directors an instrument of transfer of ownership, as mentioned in Article 13, paragraph 2 hereof.

16.3	The provisions of the foregoing paragraphs of this Article may be deviated from with the consent of all the holders of the ordinary shares numbered 1 to 2,400 inclusive, given unanimously at a meeting of such holders, at which all such holders are present or represented.

Article 17

17.1

If the notice mentioned in the preceding Article hereof, together with the specification and the instrument have not been lodged with the Board of Directors within the period stated in the said Article, the Board of Directors shall notify the other holders of the ordinary shares numbered 1 to 2,400 inclusive accordingly, at the same time convening a meeting of the holders of such shares. This meeting shall then designate one or more holders of the said shares who are prepared to take over the shares in question, to whom

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the heirs-at-law, legal successors or liquidators concerned shall be bound to transfer such shares forthwith at a price based on the price last quoted on Euronext for the ordinary shares of the Company prior to the date of such designation.

17.2	The chairman of the said meeting shall have the designation mentioned in the preceding paragraph hereof communicated forthwith to the Board of Directors and the Board of Directors shall notify the heirs-at-law, legal successors or liquidators concerned accordingly within fourteen days after such meeting.

17.3	In the event of the heirs-at-law, legal successors or liquidators failing to transfer all the said shares registered in the name of their legal predecessor or in the name of the dissolved partnership, association or company, to the person or persons designated by the said meeting within fourteen days after notification of such designation to them, the Board of Directors may effect such transfer themselves by signing on their behalf an instrument as mentioned in Article 13, paragraph 2 hereof; such transfer shall be recorded at the same time in the share register mentioned in Article 11 hereof.

Article 18

All announcements and communications required by the foregoing Articles of this Section shall be in writing.

Section VI

Management

Article 19

19.1	The management of the Company shall be conducted by a Board of Directors.

19.2	The Board of Directors shall consist of one or more Executive Directors and Non-Executive Directors.

19.3	Only natural persons can be Non-Executive Directors.

19.4	The Board of Directors shall determine the number of Executive Directors and the number of Non-Executive Directors. The Board of Directors may appoint one of the Executive Directors as Chief Executive Officer for such period as the Board of Directors may decide.

19.5	The Executive Directors and Non-Executive Directors shall be appointed by the General Meeting in the manner provided in this paragraph. Members of the Board of Directors can only be nominated for appointment by the General Meeting:

a.	on the proposal of the Board of Directors;

b.	on the proposal of one or more shareholders or holders of depositary receipts for shares who alone or together meet the requirements of Article 28, paragraph 5, provided (i) the proposal has been notified to the Board of Directors on a date not later than the sixtieth day before the day of the General Meeting and (ii) the person to be nominated has confirmed in writing that he accepts the nomination and is prepared to accept a nomination to be appointed as member of the ‘board of directors’ of Unilever PLC.

Where a resolution to appoint a person as a member of the Board of Directors is passed at a General Meeting of the Company such appointment shall not become effective unless or until a resolution to appoint such person as a member of the ‘board of directors’ of Unilever PLC has been or is passed at the corresponding general meeting of Unilever PLC or at any adjournment thereof (and if such a resolution has not been or is not passed, such appointment shall not be capable of becoming effective). The corresponding general meeting of Unilever PLC means the Unilever PLC general meeting which is closest in time to, or which takes place at the same time as, the relevant General Meeting of the Company.

Pending one or more vacancies the Board of Directors remains properly constituted.

19.6	A resolution to appoint a member of the Board of Directors in a General Meeting can only be validly taken in respect of a person nominated whose name was included in the agenda of such General Meeting or in the notes thereto.

19.7	The remuneration of the Executive Directors shall be determined by the Board of Directors.

19.8	Each of the Non-Executive Directors shall be paid a fee at such rate as may from time to time be determined by the Board of Directors provided that the aggregate of all fees so paid per annum to Non-Executive Directors shall not exceed the amount per annum decided by the General Meeting.

19.9	Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board of Directors:

a.	the reasonable costs of conducting a defence against claims (also including claims by the Company) based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

b.	any damages payable by them as a result of an act or failure to act as referred to under a;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (‘opzettelijk’), intentionally reckless (‘bewust roekeloos’) or seriously culpable (‘ernstig verwijtbaar’) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. If and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately

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repay the amount reimbursed by the Company. The Company may request that the person concerned provide security for his repayment obligation. The Company may take out liability insurance for the benefit of the persons concerned. The Board of Directors may by agreement or otherwise give further implementation to the above.

19.10	The appointment of a Director in itself does not constitute a labour agreement (‘arbeidsovereenkomst’) between the Director and the Company.

Annual resignation and dismissal

Article 20

20.1	All Executive Directors shall retire each year at the Annual General Meeting provided however that the effective time of the resignation shall be as soon as the resolution to appoint at least one Executive Director has become effective pursuant to Article 19, paragraph 5. All Non-Executive Directors shall retire each year at the Annual General Meeting provided however that the effective time of the resignation shall be as soon as the resolution to appoint at least one Non-Executive has become effective pursuant to Article 19, paragraph 5.

Members of the Board of Directors are eligible for immediate reappointment, subject to the provisions of Article 19.

20.2	The General Meeting may at any time remove or suspend any member of the Board of Directors. The resolution referred to in the preceding sentence shall state the reasons therefore.

Chairman of the Board of Directors

Article 21

21.1	The Board of Directors shall appoint one of the Non-Executive Directors to be its Chairman for such period as the Board of Directors may decide.

21.2	The Board of Directors may appoint one or more of the Non-Executive Directors as Vice-Chairman of the Board of Directors for such period as the Board of Directors may decide. If the Chairman is absent or unwilling to take the chair, a Vice-Chairman shall be entrusted with such of the duties of the Chairman entrusted to him by these Articles of Association as the Board of Directors may decide.

21.3	If no Chairman has been appointed or if the Chairman is absent or unwilling to take the chair, a meeting of the Board of Directors shall be presided over by a Vice-Chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board of Directors or another person present designated for such purpose by the meeting.

Meetings

Article 22

22.1	Meetings of the Board of Directors may be called at any time, either by one or more members of the Board of Directors or, on his or their instructions, by a Secretary.

22.2	The Secretaries may attend the meetings of the Board of Directors.

The Board of Directors may decide to permit others to attend a meeting as well.

Powers, restrictions

Article 23

23.1	The Board of Directors shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others.

23.2	The Board of Directors may entrust the Chief Executive Officer with the operational management of the Company and the business enterprise connected therewith. The Board of Directors may entrust the Chief Executive Officer furthermore with the preparation of the decision making process of the Board of Directors and the implementation of the decisions taken by the Board of Directors to the extent that the Board of Directors has not instructed a committee to do so or has not decided otherwise.

For the purposes of this paragraph, paragraph 3 and paragraph 6, if no Chief Executive Officer is appointed these powers shall be exercised and these duties shall be fulfilled by the Executive Directors jointly.

23.3	The Chief Executive Officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other Executive Directors or by one or more other persons.

23.4	The Non-Executive Directors shall supervise the policy and the fulfilment of duties of the Chief Executive Officer or of the Executive Directors, respectively, and the general affairs of the Company and they shall be furthermore entrusted with such duties as are and shall be determined by or pursuant to these Articles of Association.

23.5	The Board of Directors may establish such committees as it may deem necessary which committees may consist of one or more members of the Board of Directors or of other persons. The Board of Directors appoints the members of each committee and determines the tasks of each committee. The Board of Directors may at any time change the duties and the composition of each committee.

23.6	Timely the Chief Executive Officer shall provide the Non-Executive Directors with all information which is required for the exercise of their duties.

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23.7	Without prejudice to its other powers and duties, the Board of Directors is authorised to raise money by issues of notes, to dispose of interests in companies and business enterprises and to enter into transactions:

a.	in respect of a subscription for shares imposing special obligations upon the Company;

b.	concerning the acquisition of shares upon terms differing from those upon which membership in the Company is offered to the public;

c.	having for their object to secure some advantage to one of the founders of the Company or to a third party concerned in its formation;

d.	relative to payments upon shares other than in cash, without being subject to any restriction in this respect.

23.8	In the event of the absence or inability to act of one or more members of the Board of Directors, the powers of the Board of Directors remain intact.

In the event of the absence or inability to act of all members of the Board of Directors, the Secretaries, acting jointly, or the only Secretary in office, shall temporarily be responsible for the management of the Company until the vacancies have been filled.

In the event of the absence or inability to act of all members of the Board of Directors the Secretaries or the only Secretary in office will as soon as possible take the necessary measures required for a permanent solution.

Representation

Article 24

24.1	The Board of Directors shall represent the Company.

24.2	The Company shall also be represented by the Chief Executive Officer (if appointed) as well as by two other Executive Directors acting jointly. In addition, except in the case of representation by virtue of a special power of attorney and in the cases mentioned in paragraph 5 of this Article and in Article 9, paragraph 4, the Company shall be represented either by an Executive Director together with a Secretary or an attorney or by two Secretaries or by one Secretary together with an attorney or by two attorneys, in the last case subject to the limitations imposed upon the powers of any such attorneys on or after their appointment.

The Board of Directors shall have the power, without prejudice to its responsibility, to cause the Company to be represented by one or more attorneys. These attorneys shall have such powers as shall be assigned to them on or after their appointment and in conformity with these Articles of Association, by the Board of Directors.

The Non-Executive Directors have no power to represent the Company.

24.3	The signing of mantles of share certificates, extracts from the register referred to in Article 11 hereof and notes issued by the Company may be effected by stamping or printing in facsimile the signatures of those who are authorised by virtue of these Articles of Association to represent the Company for such purpose.
24.4	A document which persons, solely or jointly empowered to represent the Company in pursuance of paragraph 2 hereof, have signed as a certified true copy of or extract from the minutes of a General Meeting, of a meeting of holders of a class of shares or of a meeting of the Board of Directors shall as between the Company and third parties be proof of a valid resolution by such meetings in accordance with the contents of such copy or extract.

24.5	If the Company is a shareholder, supervisory director or director of another corporate body, it may also be represented as such at meetings of shareholders, supervisory directors or the board of such corporate body by one Executive Director authorised for this purpose by the Board of Directors.

24.6	If an Executive Director is acting in his personal capacity when entering into an agreement with the Company or when conducting any litigation against the Company, the Company may be represented, with due observance of the provisions of paragraph 2 hereof by the other Executive Directors, unless the General Meeting appoints another person for that purpose to represent the Company. In the event that an Executive Director has a conflict of interest vis-à-vis the Company in any other manner than as described in the first sentence of this paragraph, every Executive Director, subject to the provisions of paragraph 2 hereof, shall have power to represent the Company.

Secretaries

Article 25

25.1	The Board of Directors may appoint one or more Secretaries from outside its members.

25.2	A Secretary shall have such powers as are assigned to him by these Articles of Association and, subject to these Articles of Association, by the Board of Directors on or after his appointment.

25.3	A Secretary may be removed from office at any time by the Board of Directors.

Regulations

Article 26

26.1	With due observance of these Articles of Association the Board of Directors may adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board of Directors, the Chief Executive Officer (if appointed), the Executive Directors and the committees established by the Board of Directors. The regulations may determine – if and as far as legally possible – that one or more of the members of the Board of Directors may in a legally valid way take resolutions regarding matters belonging respectively to his or their duty.

26.2.	Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.

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Section VII

Meetings of holders of a class of shares

Article 27

The provisions of the Articles 28 to 33 inclusive and of Article 35 hereof relating to the General Meeting shall, save in so far as is otherwise expressed or follows from the meaning of the relevant provision, apply correspondingly to the meeting of holders of preference shares, to the meeting of holders of preference shares of a particular class and the meeting of ordinary shareholders and – subject to the provisions of Article 36 hereof – to the meeting of the holders of ordinary shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each numbered 1 to 2,400 inclusive.

Place of meetings. Convocation. Registration date

Article 28

28.1	The General Meetings shall be held at Rotterdam, Vlaardingen, The Hague, Utrecht, Amsterdam or Haarlemmermeer at such time and place as the Board of Directors shall decide.

28.2	The notice convening a General Meeting shall be issued by or on behalf of the Board of Directors in the manner as referred to in Article 33 hereof. The notice shall be given in compliance with the notice period authorized by law.

28.3	The notice shall state which requirements shareholders and holders of depositary receipts for shares must meet under the provisions of Article 29 hereof, in order that they may attend the General Meeting or be represented thereat by proxy and that they may exercise their rights.

28.4	The notice shall state the business to be transacted as well as the other information prescribed by law or these Articles of Association.

28.5	Proposals by shareholders or holders of depositary receipts for shares shall be put on the agenda only if they have been lodged in writing with the Board of Directors by one or more shareholders or holders of depositary receipts for shares who alone or together represent at least one-hundredth of the issued capital or who represent the market value in shares as set in respect thereto by or pursuant to the law on a date not later than the sixtieth day before the day of the meeting. The aforementioned proposals have to be submitted well-motivated or accompanied with a proposal for a resolution.

Such written proposal may be submitted electronically subject to a regulation adopted by the Board of Directors.

For this purpose, holders of shares which do not form part of a collective depot or the giro depot shall at the same time state the numbers of the share certificates and/or of the bookings for the shares held by them and holders of shares who are entitled as a participant to a collective depot shall deliver a written statement from the intermediary confirming that the number of shares mentioned in the statement forms part of a collective depot and that the person mentioned in the statement is a participant for the portion of the issued share capital or the market value mentioned in the statement on the day on which proposals are lodged in writing with the Board of Directors, or by other means to the satisfaction of the Board of Directors. The provisions of the preceding sentence shall correspondingly apply to depositary receipts for shares and to holders of depositary receipts for shares.

Admittance to a General Meeting

Article 29

29.1	The persons who derive their right to attend shareholders’ meetings from their shares are entitled to speak at a General Meeting and to the extent a voting right accrues to them exercise such voting right.

The Board of Directors may resolve that each person authorised to attend a General Meeting may, either in person or by written proxy, by electronic means of communication directly take note of the business transacted at a General Meeting.

The Board of Directors may resolve that each person authorised to attend and to vote at a General Meeting may by electronic means of communication, either in person or by written proxy, (i) vote at that meeting and/or (ii) participate in that meeting. For that purpose it must be secured that such person can be identified through the electronic means of communication, that such person can directly take note of the business transacted at the General Meeting concerned and that such person can exercise his voting rights.

The Board of Directors may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the General Meeting and shall be posted on the Company’s website.

29.2

Besides the persons mentioned in paragraph 1 hereof, only members of the Board of Directors and the Secretaries and persons whom the meeting or its chairman may admit shall be entitled to attend the meeting, as well as – in the General Meeting that resolves on adoption of the Annual Accounts – the auditor to whom the instruction is given to render a statement with respect to the Company’s financial accounting documents. The Board of Directors may determine that members of the Board of Directors who are not physically present in the General Meeting may by electronic means of communication (i) have admittance to the General Meeting and (ii) – if they can directly take note of the business transacted at the General Meeting – can participate in the General Meeting. The Board of Directors may determine that holders of shares in Unilever PLC, their proxies and other persons not authorised to vote who are not physically in the General Meeting and are present in a Unilever PLC general meeting or elsewhere in another venue may by (joint) electronic means of communication (i) have admittance to the General Meeting and (ii) – if the communication requirements of paragraph 3 of this Article are satisfied – have the right to speak in the General Meeting. The chairman of the General Meeting is, in connection with the keeping of good order at the meeting or otherwise, entitled to take at any moment after admittance has been granted appropriate measures with respect to persons referred to in this paragraph, such as withdrawing the right to speak in the General Meeting, withdrawing the admittance to the General Meeting and/or withdrawing the connection, which measures shall not

Unilever N.V. Articles of Association	9

invalidate the business conducted at the General Meeting. Without prejudice to the other provisions of this Article, the Board of Directors may make arrangements for a General Meeting of the Company to be held partially or entirely simultaneously with a general meeting of PLC with respect to the admittance to the General Meeting of the Company from one or more locations and with respect to addressing the General Meeting of the Company and the general meeting of PLC simultaneously from one or more locations.

29.3	The Board of Directors shall determine the location at which any General Meeting of the Company shall take place in accordance with these Articles of Association.

Where the Board of Directors determines that other persons as mentioned in the previous paragraph have admittance to the General Meeting, adequate facilities shall be made available (including by use of any means of communication) to ensure that those persons at each location have a reasonable opportunity to see and hear any other person who is entitled to address the meeting from any other location, and, if addressing the meeting, have a reasonable opportunity to be seen and heard by any other who is present in a meeting at any other location.

Where, upon commencement of or during any General Meeting, a General Meeting does not, or ceases to, satisfy the requirements of the previous sentence, the chairman of the General Meeting shall adjourn the meeting and such adjournment shall be communicated to each relevant location as soon as possible.

The chairman of the General Meeting may take such action as he deems necessary to attempt to continue the business of the meeting, including temporarily adjourning the meeting for such length as he deems necessary to resolve any communication issues.

In the event of an adjournment, any business conducted at the General Meeting shall not be treated as invalid by reason of the circumstances leading to the adjournment. If the communication cannot be restored within the period of such adjournment, the chairman of the General Meeting shall continue the meeting. The General Meeting will remain fully entitled to deliberate about and to resolve on all agenda items.

29.4	A person who derives his right to attend shareholders’ meetings from his shares or his representative is only admitted to the General Meeting, when the Company has received a written notification of his intention to attend the meeting, at the place and ultimately on the day as referred to in the notice of the meeting.

29.5	Persons entitled to attend the General Meeting are those who at the record date laid down by law have these rights derived from their shares and have been registered as such in a register designated by the Board of Directors for that purpose, regardless of who would have been entitled to attend the General Meeting based on the rights derived from shares if no record date as contemplated in this paragraph should have been determined. The record date shall be the twenty-eighth day prior to the day of the meeting, unless the law prescribes another record date or offers the opportunity for another record date. In the latter case the Board of Directors shall determine the record date. The convocation notice for the meeting shall state the record date and the manner in which the persons who derive their right to attend the General Meeting from their shares may register and exercise their rights.

29.6	The Board of Directors may decide that persons entitled to attend and to vote at a General Meeting may, within a period prior to the General Meeting to be set by the Board of Directors, which period cannot begin prior to the record date as meant in the previous paragraph, cast their votes electronically in a manner to be decided by the Board of Directors and/or, if permitted by law, by post. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

29.7	In the event that the powers mentioned in paragraph 1 will be exercised by a proxy authorised in writing, the proxy must have been received by the Company by not later than the date determined by the Board of Directors as referred to in paragraph 6.

The requirement that a power of attorney (proxy) must be in writing is satisfied when the power of attorney is recorded electronically.

29.8	The provisions in this Article shall apply correspondingly to depositary receipts for shares and to the holders of such depositary receipts for shares.

Number of votes

Article 30

The person who is authorised by virtue of these Articles of Association to exercise the voting right attaching to one or more shares at the General Meeting may cast as many votes in respect of his shares as the number of complete times the nominal value of the smallest share is comprised in the total nominal amount of his shares.

Chairman, minutes

Article 31

31.1

The Chairman (if any) of the Board of Directors or, in his absence, a vice-chairman (if any) shall preside as chairman at every General Meeting. If: (i) there is no Chairman or vice chairman; or (ii) at any meeting neither the Chairman nor any vice chairman is present within five minutes after the time appointed for the commencement of the meeting; or (iii) neither the Chairman nor any vice chairman is willing to act as chairman; or (iv) during the course of a meeting, the chairman is not anymore capable of chairing the meeting, the chairman of the meeting shall be chosen as follows: (a) the Directors participating in the meeting shall choose one of the Directors present, to act; or (b) if one Director only is present he shall preside as chairman if willing to act; or (c) in case of the situations described in sub-paragraphs (i) to (iii) inclusive of this paragraph, if no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall appoint one of their number to be chairman; or (d) , in case of the situation described in sub-paragraph (iv) of this paragraph, if at that moment no Director is present, or if each of the Directors present declines to take the chair, the person nominated by the Directors to act as chairman of the meeting in such

Unilever N.V. Articles of Association	10

circumstances shall preside as the chairman, or if no such person has been nominated, the persons present at the meeting and entitled to vote at the general meeting shall appoint one of their number as chairman.

31.2	The minutes of the General Meeting – unless the business transacted thereat is recorded by a notary – shall be taken by a person to be designated for this purpose by the Board of Directors. The minutes shall include the full text of the resolutions adopted by the General Meeting and, at the request of a person who was entitled to address the meeting, the concise content of what he said, and further all that which the Chairman of the meeting may deem necessary. The minutes shall be finally settled and signed by the Chairman of the meeting and by the person referred to in the first sentence of this paragraph.

Resolutions

Article 32

32.1	All resolutions by a General Meeting shall, except where the law or these Articles of Association otherwise provide, be passed by an absolute majority of the votes cast. Withheld or invalid votes shall not count.

32.2	The Chairman of the meeting determines the method of voting.

32.3	In the event of an equality of votes concerning persons, lots shall be drawn; in the case of other matters than persons the resolution shall be deemed to have been rejected.

Notices, notifications and announcements

Article 33

All notices by the Company shall be given by an announcement on the Company’s website, which announcement must be permanently and directly accessible until the General Meeting. The Board of Directors may resolve that the notices as referred to in the previous sentence also will be published in at least two Dutch daily newspapers to be selected by the Board of Directors. Other notifications and announcements by the Company shall be made in the manner determined by the Board of Directors.

The provisions of this article shall apply save in so far as otherwise provided in these Articles of Association and without prejudice to any additional, legal or regulatory publication requirements.

Annual General Meeting

Article 34

34.1	The General Meetings shall be distinguished between Annual General Meetings and extraordinary General Meetings and shall be convened by the Board of Directors.

34.2	The Annual General Meeting shall be held not later than the month of June.

34.3	The agenda for the Annual General Meeting shall in any case include the following items:

a.	consideration of the Annual Report submitted by the Board of Directors including a separate chapter as meant in the code referred to in section 2:391, paragraph 5 of the Civil Code;

b.	adoption of the Annual Accounts drawn up by the Board of Directors, which Annual Accounts include the appropriation of the profit realised in the preceding financial year, subject to the provisions of Article 38 hereof;

c.	the granting of discharge to the Executive Directors for the fulfilment of their task in the preceding financial year;

d.	the granting of discharge to the Non-Executive Directors for the fulfilment of their task in the preceding financial year;

e.	appointment of Executive Directors and Non-Executive Directors;

f.	appointment of one or more experts charged with the auditing of the Annual Accounts for the current year or charged with rendering a statement with respect to the Company’s financial accounting documents;

g.	consideration of the other items on the agenda referred to in Article 28 hereof.

Extraordinary General Meetings

Article 35

Extraordinary General Meetings shall be held whenever the Board of Directors so decides or at the request by one or more shareholders and holders of depositary receipts for shares together representing at least one-tenth of the issued capital who make a request to that effect in writing to the Board of Directors, specifying the resolutions which they wish to be considered. The provisions of the second sentence of Article 28, paragraph 5 shall hereby apply correspondingly.

Meetings of holders of ordinary shares numbered 1 to 2,400 inclusive

Article 36

The following special arrangements shall apply to meetings of the holders of the ordinary shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each numbered 1 to 2,400 inclusive:

a.	meetings of the holders of these shares may be convened by notice sent out at least seven days – in cases of urgency five days – prior to the date of the meeting;

b.	such meetings shall be held at the place mentioned in the convocation and shall themselves provide for their conduct and for the taking of minutes of the business transacted thereat;

c.	the agenda of the business to be dealt with at such meetings need not be included in the notice, nor have been made available for inspection in the manner provided in Article 28, paragraph 4, hereof;

d.	such meetings may also be called by any holder of one or more such shares;

e.	if all the holders of such shares are present or represented thereat such meeting, even in case it has not been convened in accordance with the relative provisions of these Articles of Association, shall, with the approval of all present, be deemed to have been validly convened.

Section VIII

Financial year, Annual Accounts

Article 37

37.1	The financial year of the Company is the calendar year.

37.2	If by virtue of the agreement referred to in Article 2 hereof any claim against or liability towards Unilever PLC arises for the Company as a result of the declaration of the dividends to be distributed for the financial year by the Company and by Unilever PLC, such claim or liability shall be credited or debited as the case may be to the Company’s Profit and Loss Account for that financial year.

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37.3	The Company shall make the Annual Accounts, the Annual Report, the declaration issued by the auditor as well as the other financial accounting documents that the Company must make available pursuant to statutory regulations, available within the periods prescribed by the law and in the manner prescribed by the law.

37.4	Adoption of the Annual Accounts shall be made by the General Meeting.

Allocation of profits

Article 38

38.1	The profit shown by the adopted Annual Accounts for the preceding financial year shall, after the reserves which have to be kept by virtue of the law or the agreement referred to in Article 2 hereof have where necessary been provided therefrom and losses not yet covered from previous years have been made good and after the reserves deemed necessary by the Board of Directors have been provided, be applied as follows.

38.2	Firstly, to the holders of the 7% cumprefs and 6% cumprefs shall be paid a dividend of seven per cent and six per cent, respectively calculated on the basis of the original nominal value of their shares in Dutch guilder, being a nominal value of one thousand Dutch guilder (NLG 1,000) for the 7% cumprefs and a nominal value of one thousand Dutch guilder (NLG 1,000) for the 6% cumprefs. For the purposes of this calculation, the nominal value originally in Dutch guilder will be converted into euro at the official conversion rate.

38.3	If the amount of the profit remaining after application of paragraph 1 hereof is not sufficient to implement in full the provisions of paragraph 2 hereof, such amount shall be distributed among the holders of the 7% cumprefs and 6% cumprefs in such manner that the percentages of dividend payable on the 7% cumprefs and 6% cumprefs shall be in the ratio of seven to six.

38.4	In the event mentioned in paragraph 3 hereof, the deficit shall be made good in subsequent years, provided always that the profits of subsequent years remaining after implementation of the provisions of paragraphs 1 and 2 hereof in respect of such profits shall first be applied in making good the arrears in the dividends for previous years so that, if insufficient profit remains to make good these arrears, the percentages of dividend paid in order to make good the arrears of dividend on the 7% cumprefs and 6% cumprefs shall be in the ratio of seven to six.

38.5	The profits remaining after the provisions of the preceding paragraphs have been applied shall be distributed to the holders of the ordinary shares in proportion to the nominal value of their respective holdings of ordinary shares.

Interim distributions

Article 39

The Board of Directors may resolve to make an interim distribution on shares in so far as an interim statement of assets and liabilities shows that the Company’s capital and reserves are higher than the sum of the paid-up and called capital plus the reserves which have to be kept by virtue of the law or these Articles of Association.

Distribution in the form of shares

Article 40

Resolutions to make a distribution in whole or in part by issuing shares in the capital of the Company may be passed only by the corporate body authorised to resolve on the distribution, without prejudice to the powers that might be vested in another corporate body with regard to the issue of shares not yet issued.

Payment of distributions

Article 41

41.1	The Board of Directors shall determine the place or places where a distribution is obtainable. At least one place in the Netherlands shall be designated for this purpose for all classes of shares, except for shares for which a share certificate has been issued.

41.2	If, as regards the latter shares, a cash dividend is made obtainable only outside the Netherlands, the payment shall be made on these shares in the currency of the country concerned calculated at the Euro foreign exchange reference rates as published by the European Central Bank or at another rate of exchange to be determined by the Board of Directors, in either case at the day which is one day prior to the date on which such distribution is resolved upon or on another day to be determined by the Board of Directors.

If and to the extent that on the first day on which the distribution is obtainable the Company, in consequence of Government action, war or other exceptional circumstances beyond its control, is unable to make payment at the place designated outside the Netherlands or in the foreign currency, the Board of Directors may to that extent designate one or more places in the Netherlands instead, in which event the provisions of the preceding sentence hereof shall to that extent no longer apply.

41.3	The Board of Directors shall determine the date from which a distribution is obtainable. Different dates may be set in respect of the ordinary shares or the various classes of preference shares and in respect of registered shares for which share certificates are outstanding, shares for which bookings as referred to in Article 11 hereof have been recorded in the share register or shares which form part of a collective depot or the giro depot.

41.4	In respect of a distribution on a share, for which a share certificate is outstanding or for which a booking as mentioned in Article 11 hereof has been recorded in the share register, the Company shall be released as against the person entitled thereto by placing whatsoever is obtainable at the disposal of or dealing therewith as instructed by the person in whose name the share is recorded at the time fixed for such purpose by the Board of Directors. Different times may be fixed for the two categories mentioned in this paragraph.

41.5	Any resolution to make a distribution, and the places and times mentioned in this Article shall be made known in such manner as the Board of Directors may consider appropriate.

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41.6	In the event of any right being granted to shareholders, not consisting of a distribution out of profits or out of the liquidation balance and not included among the powers described in Article 29 hereof, the provisions of the foregoing paragraphs hereof shall apply thereto correspondingly.

Loss of rights

Article 42

42.1	The right to a cash distribution shall lapse and the amount concerned be credited to the Company’s Profit and Loss Account if such amount has not been collected five years after the first day on which it was obtainable.

42.2	If a distribution is made by issuing ordinary shares in the Company’s capital, any shares not claimed by the person entitled thereto five years after the first day on which they were obtainable may be converted into money by the Company on his account. The right to the proceeds shall lapse and such proceeds be credited to the Company’s Profit and Loss Account if they have not been collected by the person entitled thereto twenty years after the first day on which the shares were obtainable.

Section IX

Alteration of the Articles of Association and winding up

Article 43

43.1	Without prejudice to the provisions of Article 44 hereof, resolutions by the General Meeting to alter these Articles of Association shall be valid only if proposed by the Board of Directors.

A proposal of the Board of Directors to alter Article 19 paragraphs 5 and 6 requires the prior approval of the meeting of the holders of the ordinary shares numbered 1 to 2,400 inclusive.

43.2	Resolutions to alter these Articles of Association which would prejudice the rights of the holders of the 7% cumprefs or 6% cumprefs under these Articles of Association shall require the approval of the meeting of the holders of the preference shares concerned given by at least three-fourths of the votes cast at such meeting.

Alteration of the agreement referred to in Article 2

Article 44

44.1	Resolutions to alter or terminate the agreement referred to in Article 2 hereof shall be valid only if passed by the General Meeting upon a proposal by the Board of Directors. Such resolutions shall require the approval of the holders of ordinary shares, given by majority vote at a meeting of such holders at which at least one-half of the total issued ordinary capital of the Company is represented. If the resolution proposed relates to an alteration of the said agreement which would prejudice the interests of the holders of preference shares under the said agreement, or to the termination of the agreement, then such resolution shall also require the approval of the holders of preference shares given by at least three-fourths of the votes cast at a meeting of such holders at which not less than two-thirds of the total issued preference capital of the Company is represented.
44.2	If at any meeting as referred to in paragraph 1 hereof the capital prescribed therein should not be represented, a new meeting shall be convened, to be held within three months thereafter. The provisions of paragraph 1 hereof shall apply correspondingly to this new meeting, except that such new meeting may give the approval referred to therein regardless of the capital represented thereat.

Dissolution

Article 45

45.1	The resolution to dissolve the Company shall be valid only if proposed by the Board of Directors and if carried at the General Meeting by at least three-fourths of the votes cast thereat.

45.2	On the dissolution of the Company, the liquidation shall be carried out by the Board of Directors, unless otherwise resolved by the General Meeting.

45.3	The provisions of these Articles of Association shall continue in force as far as possible during the liquidation.

45.4	The resolution to dissolve the Company shall also set the remuneration of the liquidators.

45.5	The liquidation balance after payment of all liabilities and charges shall, subject to the relevant statutory regulations, be applied in the first place in paying off the 7% cumprefs and 6% cumprefs both as to capital and arrears of dividend.

Capital as meant in the preceding sentence is defined as the original nominal value mentioned in Article 38, paragraph 2 converted into euro at the official conversion rate.

45.6	If the liquidation balance does not permit of such payment, the balance available shall be applied in the first place in making good any arrears of dividend on the 7% cumprefs and 6% cumprefs and, if insufficient for making good such arrears, it shall be applied as provided in Article 38, paragraph 4, hereof. Any balance remaining thereafter shall be distributed among the holders of the 7% cumprefs and 6% cumprefs pro rata to the original nominal value mentioned in Article 38, paragraph 2 converted into euro at the official conversion rate.

45.7	Whatever remains after the provisions of paragraphs 5 and 6 have been applied shall be distributed to the holders of the ordinary shares in proportion to their respective holdings of ordinary shares.

Section X

Transitional provisions

Article 46

46.1

In connection with the alteration of the Articles of Association which took effect on the tenth day of May one thousand nine hundred and ninety-nine, the ordinary shares with a nominal value of one Dutch guilder (NLG 1) as then stated in the Articles of Association held by each shareholder have been converted into such number of ordinary shares with a nominal value of one Dutch guilder and twelve cents (NLG 1.12) as then stated in the Articles of Association, as results from multiplying the total

Unilever N.V. Articles of Association	13

number of ordinary shares of one Dutch guilder (NLG 1) as stated in the Articles of Association prior to such alteration of the Articles of Association held by such shareholder with one hundred/one hundred twelfth. A possible fraction of one ordinary share of one Dutch guilder and twelve cents (NLG 1.12) as then stated in the Articles of Association resulting from this multiplication has been converted into one or more subshares of ordinary shares of one Dutch guilder and twelve cents (NLG 1.12) as then stated in the Articles of Association, hereafter called ‘Scrips’, of one cent (NLG 0.01) as then stated in the Articles of Association, with if necessary a rounding upward to a full Scrip.

In connection with an alteration of the Articles of Association which has become effective on the twenty-second day of May two thousand and six, a Scrip shall be deemed to be a subshare entitled to three/one hundred and twelfth (3/112) part of one (1) ordinary share with a nominal value of sixteen eurocent (EUR 0.16) each.

46.2	As long as Scrips are outstanding as a consequence of conversion of ordinary shares as provided in this Article, the following provisions apply.

46.3	The Scrips are to bearer. Only bearer certificates will be issued for the Scrips, together with a dividend sheet, not consisting of separate dividend coupons.

46.4	Notwithstanding the provisions of paragraph 3 , the provisions of Title 4 of Book 2 of the Dutch Civil Code on shares and shareholders apply accordingly to Scrips and holders of Scrips, to the extent not stipulated otherwise in those provisions.

46.5	The provisions of these Articles of Association on ordinary shares respectively on holders of such shares apply accordingly to Scrips and holders of Scrips, to the extent those provisions and the paragraphs 6, 7 and 8 hereafter do not stipulate otherwise.

46.6	The holder of a Scrip can not elect to register the Scrip in his name. The Board of Directors may determine that a Scrip, whether or not temporarily, shall be in registered form.

46.7	Every holder of a Scrip is entitled to three/one hundred and twelfth (3/112) of the (interim) dividend and any other distribution to which the holder of an ordinary share is entitled.

46.8	In the event the holder of a Scrip acquires such number of Scrips that he holds in total one hundred and twelve (112) or more Scrips, then, in deviation from what has been provided in Article 7, paragraph 6, each time one hundred and twelve (112) Scrips held by him are automatically converted in three ordinary shares with a nominal value of sixteen eurocent (EUR 0.16) each, for which the Company shall enter the holder of these shares in the share register, unless that shareholder elects for a direct transfer for incorporation in a collective depot. Certificates to bearer of Scrips which will then be converted have to be delivered to the Company. The Company may charge costs for conversion.

Article 47

47.1	The share certificates issued before the tenth day of May one thousand nine hundred and ninety-nine according to Model B for ordinary shares with a nominal value of one Dutch guilder (NLG 1) as then stated in the Articles of Association had to be exchanged after the alteration to the Articles of Association which took effect on the tenth day of May one thousand nine hundred and ninety-nine by the relevant shareholder for share certificates according to Model B of ordinary shares with a nominal value of one Dutch guilder and twelve cents (NLG 1.12) as stated in the Articles of Association following such alteration of the Articles of Association by applying the calculation set forth in Article 46, paragraph 1. In connection with the split of one ordinary share into three ordinary shares of nominal value sixteen eurocent (EUR 0.16) each, the share certificates according to Model B which have not been exchanged on the twenty-second day of May two thousand and six are since that date deemed to be share certificates according to Model B with a nominal value of sixteen eurocent (EUR 0.16). The Company may charge costs for such exchange.

47.2	Contrary to the provision of paragraph 1 of this Article, every registered share certificate in respect of an ordinary share which is co-signed by the financial institution at that time designated and which is issued in pursuance of a version of these Articles of Association in force prior to the tenth day of May one thousand nine hundred and ninety-nine, will have to be returned to a financial institution designated by the Company, in exchange for which the shareholders will be directly registered in the New York share register of the Company maintained by the financial institution designated by the Company. Certificates of shares will only be issued to these shareholders at their request and the Company may charge costs for such issuing of certificates. In order to exercise rights attached to the registered shares in respect of which certificates have been issued which are co-signed by the financial institution at that time designated, after the thirtieth day of July one thousand nine hundred and ninety-nine, the holders of such shares will have to have exchanged these certificates for a direct registration in the New York share register of the Company maintained by the financial institution designated by the Company.

47.3	Every booking before the tenth day of May one thousand nine hundred and ninety-nine in the share register of ordinary shares of one Dutch guilder (NLG 1) will be deemed to be a registration of such number of ordinary shares with a nominal value of sixteen eurocent (EUR 0.16) as results from applying the calculation described in Article 46, paragraph 1. Scrips are not registered in the share register, unless the Board of Directors has determined that a Scrip, whether or not temporarily, shall be in registered form or that the provisions of Article 46, paragraph 8 are applicable.

47.4	Reference is made to the following transitional provision which forms part of the Articles of Association as from the thirteenth day of October nineteen hundred and ninety-seven:

Unilever N.V. Articles of Association	14

‘In order to exercise rights attached to ordinary shares of four Dutch guilders each outstanding on the thirteenth day of October one thousand nine hundred and ninety-seven and in respect of which type A certificates have been issued, after the first day of March one thousand nine hundred and ninety-eight, the holders of such shares will have to have exchanged the type A share certificates into type B share certificates in respect of ordinary shares of one Dutch guilder (NLG 1).’

Article 48

As a consequence of an alteration of the Articles of Association on the twenty-second day of May two thousand and six each ordinary share with a nominal value of forty-eight eurocent (EUR 0.48) is split into three ordinary shares with a nominal value of sixteen eurocent (EUR 0.16) each.

Dematerialisation and split

Article 49

49.1	In connection with an alteration of the Articles of Association of the twenty-second day of May two thousand and six all shares, that is both the ordinary shares and the preference shares, shall be in registered form, notwithstanding the provisions of Article 46, paragraph 3. Shareholders, holders of a right of usufruct and holders of a right of pledge can no longer exercise the rights attached to their shares (or have their rights exercised), as long as they (a) have not been entered into the share register or (b) have not delivered their shares for incorporation in a collective depot to an affiliated institution, all of this subject to the provisions of Article 46, paragraph 3.

49.2	An entry in the share register and a delivery as meant in the preceding paragraph hereof can only take place against delivery of the relevant share certificates to the Company. After expiry of the financial year two thousand and six the Company may charge the cost for the registration in the share register as meant in this Article.

49.3	Share certificates for registered shares expressed in Dutch guilder must, unless Article 50 applies, be delivered to the Company and at the request of the shareholder concerned for these share certificates either, with due observance of Article 9, paragraph 1, share certificates can be issued with the appropriate nominal value expressed in euro or – if possible – a transfer shall take place for incorporation in a collective depot to an affiliated institution.

Registered share certificates

Article 50

Registered share certificates of type I and registered shares certificates for the ordinary shares of four hundred and twenty-eight euro and fifty-seven eurocent (EUR 428.57) each, numbered 1 to 2,400 inclusive, in existence before the coming into effect of the alteration of the Articles of Association of the sixteenth day of May two thousand and seven lapse and cease to be valid per that date, such in deviation from Article 9, paragraph 6.

Registered share certificates of type II in existence before the coming into effect of the alteration of the Articles of Association of the sixteenth day of May two thousand and seven are in these Articles of Association referred to as of that date as: share certificates.

Unilever N.V. Articles of Association	15

Unilever N.V.

Weena 455, PO Box 760

3000 DK Rotterdam

The Netherlands

T +31 (0)10 217 4000

F +31 (0)10 217 4798

Commercial Register Rotterdam

Number: 24051830

www.unilever.com